Exhibit 10.1

Employment Agreement

This Employment Agreement (the "Agreement") is made and entered into by and between Sharath Cherian (the "Executive") and Destiny Media Technologies, Inc. (the "Company") (each a "Party" and collectively, the "Parties") and is effective as of July 15, 2026.

WHEREAS the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the receipt and sufficiency of which is hereby acknowledged, Company and the Executive agree as follows:

1. Term. The Executive's start date will be July 15, 2026, or such other date as mutually agreed between the Executive and the Company in writing (the "Start Date").

2. Position and Duties.

2.1. Position and Duties. During Executive's employment with the Company (the "Term"), the Executive shall serve in the full-time role of Chief Executive Officer of the Company, reporting to the Company's Board of Directors (the "Board"). In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board and as are consistent with the Executive's position.  Specific goals and objectives shall be discussed with the Executive and determined with the Executive's input and collaboration.

2.2. Full Efforts. During the employment Term, the Executive shall devote substantially all of the Executive's business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

2.3. Duty of Loyalty. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty to act in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company. Consistent with those duties, the Executive agrees to disclose to the Company all business opportunities pertaining to the Company's business and shall not appropriate (directly or indirectly) for the Executive's own benefit, or the benefit of a third party, business opportunities concerning the Company's business. If the Executive's other business interests present a conflict of interest or the appearance of a conflict with the Company's business, the Executive shall promptly fully disclose the situation to the Board who will then determine the course of conduct for the Executive.

2.4. Policies: The Executive's employment will be governed by, and the Executive agrees to read and abide by, the Company's policies, bylaws, and other similar policies and rules issued by the Company, and provided to the Executive, from time to time.

3. Place of Job Performance. The Executive shall work from southern California at an office location established by the Company.  If such office is not yet available, the Executive shall work remotely from his primary residence in California and shall promptly notify the Board of any changes to the Executive's primary place of residence or his intention to work from a different location.  Notwithstanding the Executive's primary work location, the Executive will be required to engage in travel for Company business during the employment Term. The Company expects that the Executive will travel approximately six (6) days per month, on a rolling 12 month average basis, with some months being more and some being less, as the needs of the business require.

4. Compensation.

4.1. Base Salary. As compensation for his services, the Company shall pay to the Executive an annual base salary of $240,000.00 USD ("Base Salary") payable in installments on regular Company pay days in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than twice per month.

4.2. Annual Discretionary Bonus.

(a)  As further compensation for his services, the Executive shall be eligible to receive an annual bonus of up to 40% of the Executive's Base Salary ( "Annual Bonus"), based on the achievement of mutually agreed-upon individual and Company performance metrics established in writing by the Board (or its Compensation Committee) within 90 days, or as soon thereafter as possible, following the start of his employment pursuant to this Agreement for the remainder of  2026, and then following the start of each fiscal year thereafter.  The Board shall determine in its sole discretion the extent to which such metrics have been achieved and whether to pay out such bonus, in whole or in part. Subject to that determination, the Annual Bonus, if earned and paid out, shall be paid as follows: forty percent (40%) in cash and sixty percent (60%) in equity, in the form of either a general stock award or Restricted Stock Units ("RSUs"), as determined by the Board, consistent with the Company's equity plans.

(b) Any earned Annual Bonus shall be paid no later than 90 days following the end of the applicable fiscal year, subject to the Executive's continued employment through the payment date, except as otherwise provided in this Agreement.

(c) Notwithstanding anything in this Section, the material terms of the Annual Bonus program shall be set forth in a written bonus plan or agreement, which shall be controlling for all purposes.

4.3. Long Term Incentive.  Subject to the approval of the Board, the Company shall grant the Executive an option to purchase 482,000 shares of the Company's common stock ( "Stock Options"). Such Stock Options shall be granted pursuant to, and governed in all respects by, the terms and conditions of the Company's Long Term Incentive Plan ( "LTIP") and the applicable award agreement to be entered into between the Company and the Executive. In the event of any conflict between this Agreement and the LTIP or the applicable award agreement, the terms of the LTIP and award agreement shall control.

4.4. Clawback.  In the event the Company is required to prepare an accounting restatement of the Company's financial results as a result of a material noncompliance with any financial reporting requirement under the federal securities laws, the Company shall have the right to use reasonable efforts to recover from the Executive, to the extent discretionary incentive compensation was received (whether in cash or equity) during the three-year period preceding the date on which the Company was required to prepare the accounting restatement, any excess discretionary incentive compensation awarded as a result of the misstatement.

4.5. Equity Ownership; Employee Stock Purchase Plan. The Executive shall be required to acquire and hold equity in the Company through participation in the Company's Employee Stock Purchase Plan (the "ESPP"), Company-approved equity purchase programs or through purchases on the open market. The Company and the Executive acknowledge the intent that, by the end of the fifth (5th) anniversary of the Executive's commencement of employment, the Executive shall have acquired up to $250,000 in aggregate value of Company equity (the "Target Ownership Amount"), including any equity acquired through the exercise of stock options or other equity awards granted as compensation.  For purposes of determining the Executive's cost basis and progress toward the Target Ownership Amount, any shares of Company stock purchased through the ESPP shall be valued based on the total purchase price paid for such shares, including any matching or contribution amounts provided by the Company.  Participation in the ESPP and any equity purchases shall in all event be subject to the terms and conditions of the ESPP and applicable Company policies, as may be amended from time to time.

4.6. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

4.7. Employee Benefits. During the Employment Term, to the extent the Company offers employee health or welfare benefit plans, the Executive shall be entitled to participate in same, to the extent consistent with applicable law and the terms and eligibility requirements of the applicable plan.  The Company may amend or terminate any policies or all benefit plans offered at any time in its sole discretion, subject to the terms of such benefit plans and applicable law.

4.8. Vacation. The Company administers its Vacation Policy (on a calendar year basis. The Executive will be entitled to three (3) weeks paid vacation (6%) annually, and in accordance with the Company Vacation Policy (as amended from time to time).

4.9. Company-provided Paid Holidays. The Company will provide the Executive with a list of holidays that he will be entitled to take off work, without loss of pay. Some of these holidays will follow the state / federal holidays as per the Governing Employment Standards Legislation, where you reside and work, and some may follow Canadian Holidays. Details will be discussed on an ongoing basis.

4.10. Business Expenses. The Company will reimburse the Executive for all necessary and reasonable business expenses incurred in the performance of the Executive's duties, including travel expenses, that are pre-approved in accordance with Company policy, except where pre-approval is not practicable under the circumstances. Reimbursement will be made promptly after the Executive submits an expense report and reasonable supporting documentation consistent with Company policy, and Company will not unreasonably withhold or delay reimbursement. Company may require additional information that is reasonably necessary to verify the business purpose and amount of an expense, but any documentation requirements will be reasonable and will not operate to deny reimbursement for otherwise reimbursable expenses.

5. Termination Compensation.

5.1. Termination of Employment for reasons other than for Cause, or by the Executive for Good Reason.  Following the completion of one (1) month  of continuous employment, in the event the Executive's employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason (as defined below), the Executive shall receive his Base Pay through the termination date (the "Accrued Obligations") and shall be eligible to receive separation pay as follows:

(a) If such termination occurs after the completion of one (1) month  of employment but on or before the second (2nd) anniversary of the Executive's commencement of employment, the Executive shall be entitled to receive compensation equal (i) to six (6) months of his then-current Base Salary; and (ii) a prorated payment of any variable pay (such as the Annual Bonus) due for the then-current fiscal year;

(b) If such termination occurs after the second (2nd) anniversary of the Executive's commencement of employment, the Executive shall be entitled to receive compensation equal to (i) six (6) months of the Executive's Base Salary; (ii) an additional month of the Executive's Base Salary for each full year of service completed after the second (2nd) anniversary, up to a maximum aggregate of twelve (12) months; and (iii) a prorated payment of any variable pay (such as the Annual Bonus) due for the then-current fiscal year.

(c) Notwithstanding anything in this Section 5.1, receipt of any compensation in addition to the Accrued Obligations at the time of termination (including Base Salary and variable pay) is conditioned upon the Executive's execution of a written separation agreement containing a general release in favor of the Company and other standard terms (as determined by the Company) within sixty (60) days of the termination date.

(d) For purposes of this Agreement, "Good Reason" shall mean, without the Executive's written consent: (i) a material reduction in the Executive's base salary (other than an across-the-board reduction affecting similarly situated executives); (ii) a material diminution of title, authority, duties, or reporting relationship (including a requirement to report to anyone other than the Board); (iii) a material breach by the Company of this Agreement; or (iv) a required relocation of the Executive's primary work location ([***], California) by more than [25] miles. To resign for Good Reason, the Executive must provide written notice within 60 days of the event, allow the Company 30 days to cure, and resign within 30 days after the cure period ends if not cured.

5.2. Termination of Employment Before Completion of Two Months of Employment, for Cause. or Voluntary Resignation by the Executive without Good Reason.  In the event of the termination of the Executive's employment prior to the two (2)  month anniversary of his employment, for Cause at any time, or if the Executive voluntarily resigns his employment with the Company other than for Good Reason, the Executive shall only be entitled to receive the Accrued Obligations.

(a) For purposes of this Agreement, Cause shall be defined as:  (i) the Executive's conviction of, indictment for or plea of nolo contendere to, (x) a felony, or (y) fraud, perjury, misappropriation or embezzlement; (ii) the Executive's continuing failure, neglect or refusal to perform the Executive's duties under this Agreement or to follow the lawful direction of the Board, in either case, which failure is not corrected within thirty (30) days after specific written notice thereof from the Company; (iii) the Executive's commission of an act of theft, fraud, dishonesty or other misleading or unlawful conduct with regard to the Company or any of its subsidiaries and/or affiliates or in connection with the Executive's duties which results in a loss, damage or injury to the Company or any of its subsidiaries or affiliates; (iv) the Executive's material violation of the code of conduct of the Company or any of its subsidiaries or affiliates or other written policies of the Company or any of its subsidiaries or affiliates applicable to the Executive, including, but not limited to, policies of the Company or any of its subsidiaries or affiliates with respect to harassment, discrimination and retaliation; (v) the Executive's misconduct unrelated to the Company or any of its subsidiaries and/or affiliates having, or likely to have, a material negative impact on the Company or any of its subsidiaries and/or affiliates (economically or reputationally); (vi)  the Executive's engaging in any of the following forms of misconduct: misuse of the Company's or any of its subsidiaries' and/or affiliates' property or time; insubordination; appearing on the Company's or any of its subsidiaries' and/or affiliates' premises while intoxicated or while under the influence of controlled substances; illegal gambling on the Company's or any of its subsidiaries' and/or affiliates' premises; falsifying any document or making any false or misleading statement relating to the Executive's employment by the Company; making any defamatory or slanderous comments about the Company; engaging in conduct which does or is likely to damage the reputation of the Company; or (vii) a material breach by the Executive of any provision of this Agreement.  Any voluntary termination of the Executive's employment in anticipation of a termination of the Executive's employment by the Company for Cause shall be deemed to be a termination by the Company for Cause.

5.3. Termination After Change-in-Control.  In the event of the termination of the Executive's employment without Cause on or before the first-year anniversary of a Change-in-Control of the Company, Executive shall be entitled to receive the Accrued Obligations, severance pay equal to twelve (12) months of the Executive's then-current Base Salary, and a prorated payment of any variable pay (bonus) due for the then current fiscal year upon the Executive' execution of a written separation agreement containing a general release in favor of the Company and other standard terms (as determined by the Company) within 60 days of the termination date.

(a)  For purposes of this Agreement, Change-in-Control means the occurrence of any of the following: (i) the sale, transfer, or other disposition of all or substantially all of the assets of the Company to any person or entity; (ii) the consummation of any merger, consolidation, or other business combination involving the Company where the stockholders of the Company immediately before such transaction do not own at least a majority of the outstanding voting securities of the surviving or resulting entity immediately after such transaction; or (iii) the acquisition by any person or group of beneficial ownership of more than fifty percent (50%) of the combined voting power of the Company's outstanding voting securities.

(b) Notwithstanding anything in this Section 5.3, receipt of any severance compensation at the time of termination in addition to Accrued Obligations (including Base Salary and variable pay) is conditioned upon the Executive's execution of a written separation agreement containing a general release in favor of the Company and other standard terms (as determined by the Company) within sixty (60) days of the termination date.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the term of his employment may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board (or its designee), the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation, which may include cooperation with the Company's legal counsel on matters about which the Executive may have knowledge.

7. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below. Accordingly, the Executive agrees as follows:

7.1. Confidential Information Defined.

(a) Definition. For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, pricing information, credit information, design information, personnel information, supplier lists, vendor lists, developments, reports, security procedures, graphics, drawings, sales information, revenue, communications, product plans, designs, styles, models, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, client information, client lists, and manufacturing information of the Company or its businesses or any existing or prospective client, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

(i) The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(ii) The Executive understands and agrees that Confidential Information includes information developed by the Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(b) Disclosure and Use Restrictions. Except as required for the performance of the Executive's job duties, during the Executive's employment and forever thereafter, the Executive is required and agrees to (i) keep confidential and not, directly or indirectly, by act or by omission, disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any person or entity whatsoever who does not have a business need and authority to know and use the Confidential Information; (ii) not disclose, publish or communicate Confidential Information to anyone outside of the Company's direct employ, except as required and expressly authorized in the performance of any of the Executive's duties; and (iii) only use, or help another to use, Confidential Information in connection with the Business of the Company, and for no other purpose.

(c) The Executive shall not download, copy or otherwise retain or remove from the premises of the Company, or from the Company's computer or communications systems or on-line databases, any Confidential Information, in original, duplicate, or copied form, either electronically or in hardcopy, except in the ordinary course of conducting the Business of the Company, subject to the approval of the Company, and shall immediately return to the Company, upon termination of employment for any reason or at any other time upon the Company's request, any Confidential Information in the Executive's possession or control. The Executive shall not reverse-engineer or otherwise compile the Company's Confidential Information in another format from which the Confidential Information can be gleaned. The Executive shall not delete or destroy any Confidential Information residing on the Company's computer network or otherwise maintained by the Company in hard-copy, electronic or other form, unless explicitly instructed or permitted to do so by the Company.

(d) DTSA.  Violations of these confidentiality provisions may subject Executive to disciplinary action up to and including termination of employment, and may also subject the Executive to legal action, including but not limited to actions under the Defend Trade Secrets Act of 2016 ("DTSA").  However, the Executive will have immunity from an action asserting a trade secret misappropriation if the disclosure the Executive makes was made in confidence to a Federal, State, or local government official, either directly or indirectly, or to any attorney; and that disclosure of the Company's confidences was made solely for purposes of reporting or investigating a suspected violation of law.  Similar immunity is available if the disclosure of confidences is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.  Such immunity extends to both criminal and civil liability under any Federal or State trade secret law.

(e) Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of an arbitrator of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Director.

(f) Permitted Communications. Nothing herein prohibits or restricts the Executive from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority.

8. Execution of Confidentiality Agreement and Works Made for Hire.  Notwithstanding anything in this Agreement, the Executive's employment with the Company shall be conditioned upon his execution of Confidentiality and Works Made for Hire Agreement, which shall be provided to him before the start of his employment.

9. Indemnification and Insurance. The Company will indemnify and hold harmless the Executive to the fullest extent permitted under applicable law and the Company's constituting documents in respect of acts and omissions arising in the Executive's capacity as an officer and/or director of the Company or any of its affiliates. During the Term, the Company will maintain directors' and officers' liability insurance on terms and in amounts consistent with those maintained for similarly situated executives and directors of the Company.

10. Governing Law. The parties agree that this Agreement will be construed under the substantive law of the State of California applicable to contracts made and to be wholly performed in California, without regard to any conflicts of law rules.  The parties agree on behalf of themselves and any person claiming by or through them that the sole and exclusive jurisdiction and venue for any litigation arising from or relating to this Agreement shall be the United States District Court for California, or the courts of the State of California located in Los Angeles County; and each party hereby irrevocably submits to such jurisdiction and venue, and agrees not to assert any defense of inconvenient forum or otherwise contest such jurisdiction or venue.

11. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court or by an arbitrator, as the case may be, and can be cited as evidence in legal proceedings alleging breach of the Agreement.

12. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by the Executive and by the Director on behalf of the Company, and evidences an intent to modify this Agreement. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

13. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction or arbitrator, as the case may be, to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

13.1. The parties further agree that any such arbitrator or court, as the case may be, is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. In such a case, the parties expressly agree that this Agreement as so modified by the court or arbitrator, as the case may be, shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

14. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  The parties agree that any party's electronic signature, whether digital or encrypted, included in this Agreement is intended to authenticate this writing and to have the same force and effect as manual signatures.

16. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

17. Representations of the Executive. The Executive represents and warrants to the Company that: (a) The Executive's acceptance of employment with the Company and performance of duties will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound; and (b) The Executive's acceptance of employment with the Company and the performance of duties will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer and the Executive has provided to the Company any such agreements .

18. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN INDEPENDENT ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Destiny Media Technologies, Inc.:

By: /s/ Hyonmyong Cho

Name: Hyonmyong Cho

Title: Chairman of the Board

Executive:

/s/ Sharath Cherian

Sharath Cherian